EXHIBIT 21
Verizon Communications Inc. and Subsidiaries
Principal Subsidiaries of Registrant at December 31, 2019

Name	State of Incorporation / Organization
Verizon Delaware LLC	Delaware

Verizon Maryland LLC	Delaware

Verizon New England Inc.	New York

Verizon New Jersey Inc.	New Jersey

Verizon New York Inc.	New York

Verizon Pennsylvania LLC	Delaware

Verizon Virginia LLC	Virginia

Bell Atlantic Mobile Systems LLC	Delaware

Cellco Partnership (d/b/a Verizon Wireless)	Delaware

GTE LLC	Delaware

GTE Wireless LLC	Delaware

MCI Communications Corporation	Delaware

Verizon Americas Inc.	Delaware

Verizon Business Global LLC	Delaware